THE JENSEN PORTFOLIO, INC.
AMENDMENT TO THE
AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this 27 day of July, 2006, to the Amended and Restated Fund Administration Servicing Agreement dated as of July 28, 2004, (the “Agreement”), is entered by and between The Jensen Portfolio, Inc., an Oregon corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Fund Administration Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A, the fee schedule of the Agreement, effective August 1, 2006, is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE JENSEN PORTFOLIO, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Gary Hibler	By: /s/Michael McVoy

Name: Gary Hibler	Name: Michael McVoy

Title: President	Title: Senior Vice President

Exhibit A to the Amended and Restated Fund Administration Agreement

The Jensen Portfolio, Inc. FUND ADMINISTRATION SERVICES ANNUAL FEE SCHEDULE effective 8/1/2006

Annual fee based upon assets per fund*
5.5 basis points on the first $100 million
4.5 basis points on the next $400 million
3.75 basis points on the next $1 billion
3.25 basis points on the next $1 billion
2.75 basis points on the balance
Minimum annual fee: $30,000 first fund

Extraordinary services - quoted separately

Plus out-of-pocket expenses, including but not limited to:
Postage, Stationery
Programming, Special Reports
Proxies, Insurance
EDGAR filing
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses

*Fees are billed monthly.

Exhibit A Fee Schedule (continued) for the
Amended and Restated Fund Administration Servicing Agreement - The Jensen Portfolio, Inc.
CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE effective 8/1/06

Chief Compliance Officer Support Services

U.S. Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC. Indicated below are samples of functions performed by USBFS in this CCO support role:

•  Business Line Functions Supported
                 •     Fund Administration and Compliance
                 •     Transfer Agent and Shareholder Services
                 •     Fund Accounting
                 •     Custody Services
                 •     Securities Lending Services
                 •     Distribution Services
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*
                •       $1,200 per service per year

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.